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                                                                     Exhibit 5.1

                       [BAKER & HOSTETLER LLP LETTERHEAD]


                                 August 26, 1997

Glasstech, Inc.
Ampoint Industrial Park
995 Fourth Street
Perrysburg, Ohio 43551

       RE: REGISTRATION STATEMENT OF FORM S-4 WITH RESPECT TO $70,000,000 AGGREGATE PRINCIPAL AMOUNT SERIES B 12 3/4% SENIOR NOTES DUE 2004 OF GLASSTECH, INC.

Gentlemen:

       As counsel for Glasstech, Inc., a Delaware corporation (the "Issuer"), we are familiar with the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities & Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on August 26, 1997. Pursuant to the Registration Statement, the Issuer is proposing to offer for exchange (the "Exchange Offer") up to $70,000,000 aggregate principal amount Series B 12 3/4% Senior Notes due 2004 (the "New Notes") for its $70,000,000 aggregate principal amount 12 3/4% Senior Notes due 2004 (the "Old Notes") that are presently outstanding.

       In connection with the foregoing, we have examined such records of the Issuer and such other documents as we deem necessary to render this opinion.

       Based on such examination, we are of the opinion that when the Registration Statement has become effective under the Act, the New Notes, when issued pursuant to the Indenture (as defined in the Registration Statement) in exchange for the Old Notes pursuant to the Exchange Offer as contemplated in the Registration Statement, in the form attached as Exhibit A to Exhibit 4.1 of the Registration Statement, will be the legal, valid and binding obligation of the Issuer, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditor's rights generally or by general principles of equity.

       In connection with this opinion letter, we do not purport to be qualified to express legal conclusions based on the laws of any state or jurisdiction other than the laws of the State of Ohio and the United States of America and the General Corporation Law of the


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Glasstech, Inc.
August 26, 1997
Page 2

State of Delaware. Accordingly, we express no opinion as to the laws of any other state or jurisdiction.

       We call your attention to the fact that the New Notes provide that they are to be governed by and construed in accordance with the laws of the State of New York. This opinion has been rendered as if the New Notes were governed in all respects by the laws of the State of Ohio, without giving effect to principles of conflict of laws, and we have assumed that there is no New York law, legal decision or regulation of any governmental body that would render any of the provisions of the New Notes illegal, invalid, not binding or unenforceable.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                     Sincerely,


                                     /s/ Baker & Hostetler LLP
                                     Baker & Hostetler LLP